Exhibit 5

October 12, 1999


Charming Shoppes, Inc.
450 Winks Lane
Bensalem, Pennsylvania  19020


      Re: Charming Shoppes, Inc. Non-Employee Directors Compensation Program and 1999 Associates' Stock Incentive Plan


Ladies and Gentlemen:

I have assisted Charming Shoppes, Inc. (the "Company") in the preparation of the above-referenced Registration Statement on Form S-8 (the "Registration Statement") for filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), and the rules and regulations promulgated thereunder.

The Registration Statement relates to a total of 1,150,000 shares
(the "Registered Stock") of common stock, par value $0.10 per share (the "Common Stock"), of the Company, which Registered Stock includes 1,000,000 shares authorized for issuance under the Charming Shoppes, Inc. 1999 Associates' Stock Incentive Plan and 150,000 shares authorized for issuance under the Charming Shoppes, Inc. Non-Employee Directors Compensation Program (together, the "Plans"). I have examined copies of the Company's Articles of Incorporation, as amended, By-Laws, resolutions adopted by the Company's Board of Directors, the Plans, and such other documents, and have made such inquiries, as I have deemed appropriate. In my examination, I have assumed the genuineness of all signatures, the authenticity of all items submitted to me as originals, and the conformity with originals of all items submitted to me as copies.

Based upon the foregoing, it is my opinion that the Registered
Stock that may be originally issued pursuant to the Plans, when issued and delivered in accordance with the Plans and the resolutions authorizing the Plans, will be legally issued, fully paid and non-assessable shares of Common Stock of the Company.

I hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement. In giving such consent, do not thereby admit that I am acting within the category of persons whose consent is required under
Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/Colin D. Stern
Colin D. Stern
Executive Vice President, General
Counsel and Secretary